Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2012
(millions, except per share amounts)

Operating Revenue	$13,814

Operating Expenses	11,001

Income from operations	2,813

Other income	196

Interest and related charges	870

Income before income tax expense including noncontrolling interests	$2,139

Income tax expense	694

Net income including noncontrolling interests	1,445

Noncontrolling interests	21

Net income attributable to Dominion	$1,424

Amounts attributable to Dominion:

Income from continuing operations	$1,424

Net income attributable to Dominion	$1,424

Earnings Per Common Share – Basic
Income from continuing operations	$2.53
Noncontrolling interests	(0.04)

Net income attributable to Dominion	$2.49

Earnings Per Common Share – Diluted
Income from continuing operations	$2.52
Noncontrolling interests	(0.04)

Net income attributable to Dominion	$2.48

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2012
(millions)

Operating Revenue	$7,243

Operating Expenses	5,681

Income from operations	1,562

Other income	82

Interest and related charges	339

Income before income tax expense	1,305

Income tax expense	518

Net Income	787

Preferred dividends	16

Balance available for common stock	$771